CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM International Mutual Funds (Invesco International Mutual Funds) of our reports dated December 23, 2021, relating to the financial statements and financial highlights of Invesco Global Growth Fund and Invesco Global Fund, which appear in AIM International Mutual Funds (Invesco International Mutual Funds)’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Houston, Texas September 22, 2022